[X] PLEASE VOTE NOW!


                IMPORTANT INFORMATION ABOUT YOUR RETIREMENT PLANS

         The Special Meetings of Persons Having Voting Rights have been adjourned to Friday, April 20, 2001

Dear Contractholder/Participant:

We are writing to inform you that the Special Meetings of Persons Having Voting Rights scheduled for March 23, 2001 have been adjourned to Friday, April 20, 2001 in order to give you additional time to exercise your voting rights in the accounts which comprise of the Prudential MEDLEY Program (Variable Contract Account-10 and Variable Contract Account-11). Your investment in these accounts directly funds your retirement plan, and your vote is important! Our records indicate that we have not yet received your voting instructions. Your vote is critical to the outcome of these Special Meetings. Considerable progress has been made in the vote response since the initial Meetings, but we are going to need your help in order to close the polls. We have adjourned these Meetings to 10:00 a.m., Eastern time, on Friday, April 20, 2001. The reason for this adjournment is to give persons having voting rights additional time to vote their units.

                         PLEASE EXERCISE YOUR RIGHTS AND
                       HELP US TO OBTAIN THE NEEDED VOTE!

YOU MAY THINK THAT YOUR VOTE IS NOT IMPORTANT, BUT IT IS VITAL. YOUR VOTE WILL ENABLE THE ACCOUNTS TO HOLD THE MEETINGS AS SCHEDULED AND AVOID THE COST OF ADDITIONAL SOLICITATION, SO PLEASE VOTE IMMEDIATELY. YOU AND ALL OTHER PERSONS HAVING VOTING RIGHTS WILL BENEFIT FROM YOUR COOPERATION.

Please vote your units through any one of the convenient methods listed below:

     1.  BY TOUCH-TONE:        Call toll-free 1-888-221-0697 and enter the
         --------------        14-digit control number located at the top of
                               your proxy card.

     2.  BY PHONE:             If you would like to speak to a live
         ---------             representative, please call Shareholder
                               Communications Corporation toll free at
                               1-888-695-0970. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. eastern time.

     3.  BY INTERNET:          Visit www.proxyweb.com and enter the 14-digit
         ------------          control number printed on your proxy card.

     4.  BY MAIL:              Return your executed proxy in the enclosed
         --------              postage paid envelope. Please utilize this option
                               only if the other methods are unavailable to you.

If we do not receive your proxy by one of the above methods, you may receive a call from Shareholder Communications Corporation, our proxy agent, requesting you to vote your units over the phone. Thank you for your time and understanding.